CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Fixed Charges and Preferred Dividends	EXHIBIT 12 (i) (i)

		2008		2007	Year Ended December 31,

		3 Months Ended Dec 31	12 Months Ended Dec 31	3 Months Ended Dec 31	2007	2006	2005	2004	2003

	Earnings: ($000)					2006
A.	Net income	$5,173	$27,238	$8,697	$33,436	$34,871	$35,635	$38,648	$38,875
B.	Federal and State Income Tax	4,061	19,273	5,294	20,326	21,528	23,936	28,426	26,981

C.	Earnings before Income Taxes	$9,234	$46,511	$13,991	$53,762	$56,399	$59,571	$67,074	$65,856

D.	Fixed Charges
	Interest on Mortgage Bonds	—	—	—	—	—	—	—	570
	Interest on Other-Long-Term Debt	5,454	20,518	5,051	18,653	16,425	13,826	11,488	10,699
	Other Interest	1,196	4,495	1,077	4,378	3,622	2,577	5,517	9,828
	Interest Portion of Rents(1)	128	788	275	898	818	835	954	768
	Amortization of Premium & Expense on Debt	250	982	243	963	991	1,043	1,066	1,159

	Total Fixed Charges	$7,028	$26,783	$6,646	$24,892	$21,856	$18,281	$19,025	$23,024

E.	Total Earnings	$16,262	$73,294	$20,637	$78,654	$78,255	$77,852	$86,099	$88,880

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$1,387
G.	Less Allowable Dividend Deduction	(31)	(127)	(31)	(127)	(127)	(127)	(127)	(127)

H.	Net Subject to Gross-Up	211	843	211	843	843	843	843	1,260
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.785	1.708	1.609	1.608	1.617	1.672	1.736	1.694

J.	Preferred Dividend (Pre-tax) (H x I)	377	1,440	339	1,356	1,363	1,409	1,463	2,134
K.	Plus Allowable Dividend Deduction	31	127	31	127	127	127	127	127

L.	Preferred Dividend Factor	408	1,567	370	1,483	1,490	1,536	1,590	2,261
M.	Fixed Charges (D)	7,028	26,783	6,646	24,892	21,856	18,281	19,025	23,024

N.	Total Fixed Charges and Preferred Dividends	$7,436	$28,350	$7,016	$26,375	$23,346	$19,817	$20,615	$25,285

O.	Ratio of Earnings to Fixed Charges (E/D)	2.3	2.7	3.1	3.2	3.6	4.3	4.5	3.9

P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	2.2	2.6	2.9	3.0	3.4	3.9	4.2	3.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.